Exhibit 99.1

Investor Inquiries:

Bill Dunaway, 816-410-7129

billd@fcstone.com

FCStone Group, Inc. Announces First Quarter Results

Kansas City, Mo, January 8, 2009 – FCStone Group, Inc. (NASDAQ: FCSX), a commodity risk management firm, today announced higher quarterly revenues for its fiscal first quarter ending November 30, 2008.

First Quarter Results

Total revenues were $85.6 million in the three months ended November 30, 2008, an increase of 16.3% compared to $73.6 million in the prior year quarter. The Company recorded a net loss for the first quarter of $3.0 million, or $0.11 per diluted share, compared to net income of $13.1 million, or $0.45 per diluted share, in the prior year quarter.

Results for the first quarter of 2009 were affected by the following:

•	Bad debt provisions totaling $15.6 million, net of tax, or $0.56 per diluted share, in the first quarter 2009.

•

Gains in the first quarter 2009 on the sale of excess exchange stock and trading rights, net of tax, in the amount of $3.9 million, or $0.14 per diluted share, as compared to gains in the first quarter 2008 on the sale of excess exchange stock and trading rights, net of tax, in the amount of $1.7 million, or $0.06 per diluted share.

•	Goodwill impairment, net of tax, of $0.7 million, or $0.03 per diluted share.

The following table presents results on a total and per share basis.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended November 30,
	2008	2007
Total revenues (1) (4)	$85,552	$73,634
Income (loss) from continuing operations before income tax expense benefit (2) (4)	(4,695)	21,080
Net income (loss) from continuing operations (3) (5)	(2,845)	13,130
Loss from discontinued operations, net of tax	(131)	(45)
Net income (loss) (3) (5)	(2,976)	13,085
Diluted weighted average shares outstanding	27,913	28,776
Diluted earnings (loss) per share, continuing operations	$(0.10)	$0.45
Diluted loss per share, discontinued operations	$(0.01)	$—
Diluted earnings (loss) per share	$(0.11)	$0.45

(1)	Amounts for the three months ended November 30, 2008 include $6.4 million for gains on the sale of excess exchange stock and trading rights.

(2)	Amounts for the three months ended November 30, 2008 include a net amount of $5.2 million for special or one-time items, which includes gains of $6.4 million on the sale of excess exchange stock and trading rights and a goodwill impairment of ($1.2) million.
(3)	Amounts for the three months ended November 30, 2008 include after tax effect of the items noted in (2) above of approximately $3.1 million.
(4)	Amounts for the three months ended November 30, 2007 include $2.9 million for gains on the sale of excess exchange stock and trading rights.
(5)	Amounts for the three months ended November 30, 2007 include after tax effect of the items noted in (4) above of approximately $1.8 million.

The increase in first quarter revenues from the prior year first quarter resulted from an increase in commission and clearing fee revenues related to an increase in exchange-contract volume in the Commodity and Risk Management Services segment and increased revenues per trade in the Clearing and Execution Services segment. In addition, service, consulting and brokerage fee revenues increased from the prior year quarter, primarily due to increased consultative services and Forex trade desk transactions, while OTC revenues remained relatively constant, despite a decrease in OTC contract volume. Interest income increased slightly due to increased customer deposits, offset by a significant decrease in short-term interest rates.

“We are pleased with our revenue growth in the first quarter of fiscal 2009, which reflects the continued successful execution of our strategic growth initiatives and the consistent performance and resiliency of our business model in the face of an uncertain market,” said Pete Anderson, President and Chief Executive Officer of FCStone. “The current economic environment presents us with significantly lower interest rates, which will negatively effect our interest income, and constrained capital markets, which is having an impact on our customer’s hedging and trading activities. However, FCStone continues to demonstrate steady growth in our core business segments. We believe that the Company will continue to expand in the current market environment and anticipate substantial growth prospects in our core business segments that have been the foundation of FCStone.”

Costs and expenses were higher compared to the prior year primarily due to higher volume-related costs of broker commissions, pit brokerage and clearing fees and the recognition of a $25.7 million bad debt expense primarily related to three specific customer deficit accounts. As previously announced on November 3, 2008, included in this bad debt provision is a $20.0 million pre-tax charge related to a shortfall in a third-party energy trading account for which FCStone clears transactions.

The Company also recognized an impairment loss on goodwill in the amount of $1.2 million, due to present uncertainty surrounding the global economy and stock price volatility generally, and volatility in our stock price in particular. As a result, we concluded a triggering event had occurred indicating potential impairment and performed an impairment test of our goodwill, resulting in the write-off of all the previously recorded goodwill.

Operating Segments

FCStone’s income (loss) from continuing operations before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended November 30,
	2008	2007
	($ in thousands)
Segment Data:
Income (loss) from continuing operations before minority interest and income tax expense:
Commodity and Risk Management Services (1)	$4,621	$17,163
Clearing and Execution Services (2)	(7,559)	5,156
Financial Services	60	56

Corporate and other (3)	(1,938)	(1,263)

	$(4,816)	$21,112

Other Data:

Non-GAAP - EBITDA (1) (2) (3)	$(1,552)	$22,616
Customer segregated assets, end of period (000’s)	$1,084,280	$1,079,235
Exchange contract trading volume (000’s)	21,334	23,277
OTC contract trading volume (000’s)	257	301

(1)	Amounts for the three months ended November 30, 2008 include ($0.3) million from goodwill impairment. Amounts for the three months ended November 30, 2007 include $2.9 million from the sale of excess exchange stock and trading rights.
(2)	Amounts for the three months ended November 30, 2008 include a net amount of $4.0 million for gains of $4.9 million on the sale of excess exchange stock and trading rights and a goodwill impairment of ($0.9) million.
(3)	Amounts for the three months ended November 30, 2008 include $1.6 million for gains from the sale of excess exchange stock and trading rights.

In the Commodity and Risk Management Services segment, revenues were $38.0 million in the first quarter ended November 30, 2008, compared to $37.3 million in the prior year quarter, an increase of 1.9%. The core revenues of this segment, commission and clearing fees and service, consulting and brokerage fees, increased $5.8 million, or 20.7% over the prior year first quarter, which was offset by a $2.7 million decline in interest income, primarily due to a significant decline in short-term interest rates. In addition, the prior year first quarter segment revenues included gains on the sale of exchange stock and trading rights of $2.9 million.

Segment income before minority interest and income taxes for the first quarter 2009 decreased to $4.6 million, compared to $17.2 million in the prior year quarter. Segment income before minority interest and income taxes declined from the prior year first quarter, primarily due to $5.5 million in bad debt expense related to account deficits with a renewable fuels and a foreign exchange customer, the decline in interest income and the absence of any gains related to the sale of exchange stock and trading rights in the first quarter ended November 30, 2008. Excluding these gains, first quarter 2008 segment revenues were $34.4 million and segment income was $14.3 million.

For the Clearing and Execution Services segment, revenues were $44.4 million in the quarter ended November 30, 2008, compared to $33.0 million in the prior year quarter, an increase of 34.5%. The segment lost $7.6 million in the first quarter, compared to net income of $5.2 million in the prior year quarter. This segment loss was primarily due to a $20.0 million bad debt loss related to a shortfall in a third-party energy trading account, partially offset by a $3.7 million increase in interest income due to higher customer deposits and a $4.9 million gain related to the sale of exchange stock and trading rights. Excluding gains on the sale of exchange stock and trading rights, first quarter 2009 segment revenues were $39.6 million and segment loss was $12.4 million. Exchange-traded volume in this segment declined by 2.1 million contracts primarily due to reduced volumes from high-volume, low-margin electronic trade customers which had opened their accounts in the fourth quarter of fiscal 2007.

The Financial Services segment reported revenues of $1.1 million in the first quarter ended November 30, 2008, compared to $2.0 million in the prior year quarter, a decrease of 45.0%. Segment income increased to $60 thousand for the first quarter, compared to $56 thousand in the prior year quarter.

“We believe the revenue growth we have generated this quarter amid an uncertain economic environment highlights the sustainability of our product offerings and services,” stated Bill Dunaway, Chief Financial Officer. “Current market opportunities present us with attractive growth prospects in the foreseeable future. Furthermore, our financial structure provides FCStone the flexibility to be opportunistic in expanding our services to other markets. Although we continue to face strong economic headwinds in our industry, we intend to build upon the momentum that we have generated while leveraging the industry dynamics that shape our current environment.”

Business Outlook

Commenting on the Company’s expectations, Anderson said, “We continue to advise and provide value for our customers amid market conditions of increased volatility and more stringent credit conditions. While FCStone is not immune to market volatility risks, the need for prudent risk management programs has never been greater. We recognize the need to continue providing reliable risk management solutions and feel we can effectively manage the business in a method that benefits both our customers and our shareholders over the long term.”

Conference Call & Web Cast

A conference call will be held today, Thursday, January 8th, 2009 at 9:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing 800-218-8862 (within the United States and Canada), or 303-275-2170 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Monday, February 9th, 2009. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11124327.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 8,000 customers and in the 12 months ended November 30, 2008, executed 98.0 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the Company’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “EBITDA”, which is a non-GAAP financial measure. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). EBITDA is not a substitute for the GAAP measure of net income or cash flows. EBITDA is reconciled to its closest GAAP measure, in accordance with the Securities and Exchange Commission rules, and is included in the attached supplemental data. Management believes that this non-GAAP financial measure is useful to both management and its stockholders in their analysis of the company’s business and operating performance.

Financial Statements to Follow

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended November 30,
	2008	2007
Revenues:
Commissions and clearing fees	$44,500	$39,382
Service, consulting and brokerage fees	19,541	16,274
Interest	13,567	13,381
Other	7,944	4,597

Total revenues	85,552	73,634

Costs and expenses:
Employee compensation and broker commissions	15,370	13,248
Pit brokerage and clearing fees	27,400	20,785
Introducing broker commissions	7,442	7,328
Employee benefits and payroll taxes	1,834	3,017
Interest	1,366	1,180
Depreciation and amortization	603	356
Provision for bad debts	25,733	75
Impairment loss on goodwill	1,174	—
Other expenses	9,446	6,533

Total costs and expenses	90,368	52,522

Income (loss) from continuing operations before income tax expense and minority interest	(4,816)	21,112
Minority interest	(121)	32

Income (loss) from continuing operations before income tax expense	(4,695)	21,080
Income tax expense (benefit)	(1,850)	7,950

Net income (loss) from continuing operations	(2,845)	13,130
Loss from discontinued operations, net of tax	(131)	(45)

Net income (loss)	$(2,976)	$13,085

Basic shares outstanding	27,913	27,421
Diluted shares outstanding	27,913	28,776

Basic earnings (loss) per share:
Continuing operations	$(0.10)	$0.48
Discontinued operations	$(0.01)	$—

Net income	$(0.11)	$0.48

Diluted earnings (loss) per share:
Continuing operations	$(0.10)	$0.45
Discontinued operations	$(0.01)	$—

Net income	$(0.11)	$0.45

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(in thousands, except share amounts)

	November 30, 2008	August 31, 2008
ASSETS
Cash and cash equivalents:
Unrestricted	$29,993	$73,646
Segregated	113,995	8,355
Commodity deposits and receivables:

Commodity exchanges and clearing organizations—customer segregated	1,035,444	1,306,477

Proprietary commodity accounts	328,099	253,998
Receivables from customers, net of allowance for doubtful accounts	22,353	19,603

Total commodity deposits and receivables	1,385,896	1,580,078

Marketable securities, at fair value—customer segregated and other	58,462	241,333
Counterparty deposits and trade accounts receivable, net of allowance for doubtful accounts	57,555	71,714

Open contracts receivable	318,049	308,016
Notes receivable and advances	34,862	77,979
Exchange memberships and stock	3,283	11,473
Deferred tax assets	19,649	11,519
Equipment, furniture, software and improvements, net of accumulated depreciation	7,491	7,267
Other assets	24,414	30,098

Total assets	$2,053,649	$2,421,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:

Commodity and customer regulated accounts payable	$1,077,841	$1,486,299

Trade accounts payable and advances	282,549	257,941

Open contracts payable	381,045	297,926
Accrued expenses	38,504	51,709
Notes payable and repurchase obligations	30,762	79,190
Subordinated debt	16,000	16,000

Total liabilities	1,826,701	2,189,065

Minority interest	4,734	4,855

Stockholders’ equity:
Common stock, $0.0001 par value, authorized 40,000,000 at November 30, 2008 and August 31, 2008, respectively; issued and outstanding 27,913,627 and 27,911,127 shares at November 30, 2008 and August 31, 2008, respectively	108,030	108,016
Additional paid-in capital	11,259	10,777

Treasury stock	(2,185)	(2,185)

Accumulated other comprehensive loss	(4,496)	(1,632)

Retained earnings	109,606	112,582

Total stockholders’ equity	222,214	227,558

Commitments and contingencies

Total liabilities and stockholders’ equity	$2,053,649	$2,421,478

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended November 30,
	2008	2007
Cash flows from operating activities:

Net income (loss)	$(2,976)	$13,085
Plus: Loss from discontinued operations	131	45

Income (loss) from continuing operations	(2,845)	13,130
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Provision for bad debts	25,733	75
Depreciation and amortization	603	356
Impairment loss on goodwill	1,174	101
Gain on sale of exchange stock and trading rights	(6,444)	(2,885)
Stock compensation	468	330
Equity in earnings of affiliates, net of distributions	(668)	(1,036)
Minority interest, net of distributions	(121)	32
Deferred income taxes	(6,064)	253
Excess tax benefit of stock options	(14)	(501)
Change in commodity accounts receivable/payable, marketable securities, customer segregated funds, counterparty deposits and advances, net	(109,941)	(85,477)
Change in open contracts receivable/payable, net	73,086	(7,551)
Decrease (increase) in trade accounts receivable and advances	198	(693)
Decrease (increase) in other assets	1,353	(15,408)
(Decrease) increase in trade accounts payable and advances	(10,145)	58,538
(Decrease) increase in accrued expenses	(13,109)	1,907

Net cash used in operating activities	(46,736)	(38,829)

Cash flows from investing activities:
Purchase of furniture, equipment, software and improvements	(667)	(1,622)
Acquisition of majority interest in subsidiary, net of cash acquired	—	88
Issuance of notes receivable, net	39,332	(67,042)
Proceeds from the sale of exchange stock and trading rights	9,725	3,402

Net cash provided by (used in) investing activities	48,390	(65,174)

Cash flows from financing activities:
Proceeds from notes payable, net	(43,428)	62,881
Proceeds from exercises of stock options	14	217
Treasury stock acquired	—	(11)
Excess tax benefit of stock option exercises	14	501

Net cash (used in) provided by financing activities	(43,400)	63,588

Cash flows from discontinued operations:
Net cash from operating activities	(422)	—
Net cash used in investing activities	(1,485)	—

Net cash used in discontinued operations	(1,907)	—

Net increase (decrease) in cash and cash equivalents—unrestricted	(43,653)	(40,415)

Cash and cash equivalents—unrestricted—at beginning of year	73,646	90,053

Cash and cash equivalents—unrestricted—at end of year	$29,993	$49,638

Non-GAAP Financial Measures

The following table reconciles EBITDA with our net income.

	Three Months Ended November 30,
	2008	2007
	($ in thousands)
Net income (loss)	$(2,976)	$13,085

Plus: interest expense	1,366	1,180
Plus: depreciation and amortization	603	356
Plus: impairment loss on goodwill	1,174	—

Plus: income tax expense (benefit)	(1,850)	7,950
Plus: loss on discontinued operations, net of tax	131	45

EBITDA	$(1,552)	$22,616

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended November 30,
	2008	2007
	($ in thousands)
Revenues
Commissions and clearing fees	14,496	11,897
Service, consulting and brokerage fees	19,585	16,350
Interest	3,446	6,116
Other revenues (1)	449	2,913

	37,976	37,276

Costs and expenses:
Expenses (excluding interest expense) (2)	33,107	20,110
Interest expense	248	3

Total costs and expenses	33,355	20,113

Segment income before minority interest and income taxes (1) (2)	$4,621	$17,163

Exchange contract trading volume (000’s)	803	656
OTC Contract volume (000’s)	257	301

(1)	Includes $2.9 million from the gain on the sale of excess exchange stock and trading rights in the three months ended November 30, 2007.
(2)	Includes $5.5 million charge related to bad debt provisions established for a renewable fuels and foreign exchange customer account deficits.

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended November 30,
	2008	2007
	($ in thousands)
Revenues
Commissions and clearing fees	$30,290	$27,668
Service, consulting and brokerage fees	—	—
Interest	9,106	5,370
Other revenues (1)	5,030	—

	44,426	33,038

Costs and expenses:
Expenses (excluding interest expense) (2)	51,526	27,861
Interest expense	459	21

Total costs and expenses	51,985	27,882

Segment income (loss) before minority interest and income taxes (1) (2)	$(7,559)	$5,156

Exchange contract trading volume (000’s)	20,530	22,621

(1)	Includes $4.9 million from the gain on the sale of excess exchange stock and trading rights in the three months ended November 30, 2008.
(2)	Includes $20.0 million charge related to bad debt provisions established for a third-party energy trading account in the three months ended November 30, 2008.

Financial Services Segment:

The following table provides the financial performance of this segment.

	Three Months Ended November 30,
	2008	2007
	($ in thousands)
Revenues
Commissions and clearing fees	$—	$—
Service, consulting and brokerage fees	—	—
Interest	976	1,582
Other revenues	138	382

	1,114	1,964

Costs and expenses:
Expenses (excluding interest expense)	382	648
Interest expense	672	1,260

Total costs and expenses	1,054	1,908

Segment income before minority interest and income taxes	$60	$56